Exhibit 10.4(a)
     AMENDMENT dated as of August 24, 2007, between AMERICAN COLOR GRAPHICS, INC., a New York corporation (the “Company”), and PATRICK W. KELLICK (the “Executive”).
     WHEREAS, the Executive entered an employment agreement with the Company dated as of April 19, 2007 (the “Employment Agreement”); and the Company desires to amend the Employment Agreement to provide additional incentives for the Executive to remain in the employ of the Company on the terms and conditions set forth herein, and the Executive desires to continue such employment on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto agree to amend and restate Section 11.7 of the Employment Agreement in its entirety as follows:
     “11.7. Section 280G. Notwithstanding any other provision herein or any other employment, severance, change in control or similar agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (which reference includes, for purposes of this Agreement, any similar successor provision to Section 4999), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be $1.00 less than the amount that would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code (such amount by which the Total Payments would thereby be reduced being the “Excess Amount”), unless the Excess Amount is approved by a vote of the eligible shareholders who own more than 75% of the voting power of all outstanding stock of ACG Holdings, Inc. determined in accordance with the shareholder approval requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, in a vote that complies with such requirements including, without limitation, applicable disclosure requirements. Any reduction to the Total Payments shall be made by reducing any cash severance benefits.”
     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Stephen M. Dyott
Name: Stephen M. Dyott
Title: Chairman and CEO

EXECUTIVE
/s/ Patrick W. Kellick
Name:	Patrick W. Kellick